Exhibit 4.2
AMENDMENT NO. 1
TO THE
LIVE NATION, INC. NONQUALIFIED DEFERRED COMPENSATION PLAN
(as renamed herein)
     The Live Nation, Inc. Nonqualified Deferred Compensation Plan (as renamed herein) (the “Plan”), originally effective as of November 1, 2005, is hereby amended effective as of August 4, 2006, except as otherwise provided herein:
     1. Section 1.01 of the Plan is here by amended in its entirety to read as follows:
“Title. This Plan shall be known as the Live Nation, Inc. Nonqualified Deferred Compensation Plan (hereinafter referred to as the ‘Plan’).”
     2. Section 1.02 of the Plan is hereby amended in its entirety to read as follows:
“Purpose. The purpose of the Plan is to aid Live Nation, Inc. and its affiliates and subsidiaries in retaining and attracting executive Employees and members of the Board of Directors by providing them with tax deferred savings opportunities. The Plan provides to Board members, and a select group of management and highly compensated employees of Live Nation, Inc. with the opportunity to elect to defer receipt of specified portions of compensation, and to have these deferred amounts treated as if invested in specified hypothetical investment benchmarks. It is the intention of the Company that the Plan meet all of the requirements necessary to qualify as a nonqualified, unfunded, unsecured plan of deferred compensation within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1), and all Plan provisions shall be interpreted accordingly. Further, it is the intention of the Company for the Plan to meet all of the requirements of Code Section 409A and any regulations or guidance promulgated thereunder so that all amounts deferred by or on behalf of a Participant hereunder shall not be includible in the income of such Participant until distributed to the Participant.”
     3. Section 1.03 of the Plan is hereby amended to add a provision at the end to read as follows:
     “On December 21, 2005, what is now named Live Nation, Inc. was spun-off from Clear Channel Communications Inc. and became a publicly-traded company on the New York Stock Exchange as of that date. As of December 21, 2005, Live Nation Worldwide, Inc. (formerly known as SFX Entertainment, Inc.) was the sponsor of the Plan. However, effective August 4, 2006, the Board of Directors of Live Nation Worldwide, Inc. and the Board of Directors of Live Nation, Inc. elected to transfer sponsorship of the Plan to the parent corporation, namely, Live Nation, Inc. Accordingly, the following amendments are being made to the Plan, effective August 4, 2006: (i) change the name of the Company to Live Nation, Inc., (ii) rename the Plan the ‘Live Nation, Inc. Nonqualified Deferred Compensation Plan,’ and (iii) provide that the Company, and its designee as applicable, is responsible for administration of the Plan.”
     4. Section 2.01 of the Plan is hereby amended to add a provision at the end to read as follows:
“Effective as of August 4, 2006, ‘Administrative Committee’ means the Live Nation, Inc. Benefits Committee. For all purposes under the Plan, the Administrative Committee shall be the fiduciary of the Plan and, accordingly, any such reference herein to fiduciary functions and/or responsibilities shall be deemed to be those of the Administrative Committee.”
     5. Section 2.04 of the Plan is hereby amended in its entirety to read as follows:
“Board. ‘Board’ means the Board of Directors of Live Nation, Inc.”
     6. Section 2.08 of the Plan is hereby amended, effective as of December 21, 2005, in its entirety to read as follows:
“Common Stock. ‘Common Stock’ means the common stock of Clear Channel Communications, Inc., $0.10 par value per share and/or the common stock of Live Nation, Inc., $0.01 par value per share, as applicable.”
     7. Section 2.09 of the Plan is hereby amended in its entirety to read as follows:
“Company. ‘Company’ means Live Nation, Inc. and any subsidiary or affiliated companies or entities authorized by the Board or the Compensation Committee to participate in the Plan, or any successor entity by operation of law or affirmative assumption of the Plan, any trust created by the Company for purposes of meeting the Company’s obligations hereunder, and the obligations of Live Nation, Inc. with respect to the Plan. For all purposes under the Plan, the Company (and, as applicable, the Board and Compensation Committee) shall be the settlor and sponsor of the Plan and, accordingly, any such reference to settlor functions and/or responsibilities herein shall be deemed to be those of the Company, the Board and the Compensation Committee.”
     8. Section 2.14 of the Plan is hereby amended in its entirety to read as follows:
“Designee. ‘Designee’ means an individual or entity to whom the Administrative Committee, the Compensation Committee, and/or the Board, as applicable, has delegated authority to take action on its behalf under the Plan. Wherever the Administrative Committee, the Compensation Committee, or the Board, as applicable, is referenced in the Plan, it shall be deemed to also refer to its respective Designee(s).”
     9. Section 2.17 of the Plan is hereby amended in its entirety to read as follows:

“Director’s Deferral Election Form. ‘Director’s Deferral Election Form’ means the form established from time to time by the Administrative Committee that a Director completes and submits to effect a Deferral hereunder.”
     10. Section 2.30 of the Plan is hereby amended in its entirety to read as follows:
“Participation Agreement. ‘Participation Agreement’ means an Eligible Employee’s election, made in accordance with procedures established by the Administrative Committee to effect a Deferral hereunder.”
     11. Section 3.01 of the Plan is hereby amended in its entirety to read as follows:
“Administrative Procedures. This Plan shall be administered by the Administrative Committee in its capacity as the fiduciary and the Company, the Board and the Compensation Committee in their capacity as the settlor. Actions taken by the Company, the Board and/or the Compensation Committee shall be in accordance with each of their normal governing procedures. Actions taken by the Administrative Committee shall be in accordance with its bylaws, which may be amended from time to time.”
     12. Section 3.02 of the Plan is hereby amended in its entirety to read as follows:
“Administration of the Plan. The Administrative Committee shall be responsible for the administration of this Plan and shall have all powers necessary to administer this Plan, including discretionary authority to determine eligibility for benefits and to decide claims under the terms of this Plan. Subject to the terms of the Plan, the Administrative Committee may from time to time establish rules, forms and procedures for the administration of the Plan, and except as herein otherwise expressly provided, it shall have the exclusive right and discretion to interpret the Plan and to decide any and all matters arising thereunder or in connection with the administration and operation of the Plan. All rules, interpretations, decisions, actions and records of the Administrative Committee regarding or arising in connection with the administration of the Plan shall be conclusive and binding on the Participants and Beneficiaries and all persons having or claiming to have any right or interest in or under the Plan, and cannot be overruled by a court of law unless arbitrary or capricious.”
     13. Section 3.03 of the Plan is hereby amended in its entirety to read as follows:
“Delegation. The Compensation Committee and the Administrative Committee may each delegate to its Designee responsibility for performing certain administrative and ministerial functions under the Plan. The Designee may determine in the first instance issues related to eligibility, Hypothetical Investment Benchmarks, determination of Deferral and Matching Contribution Account balances, crediting of hypothetical earnings and debiting of hypothetical losses and distributions, in-service withdrawals, deferral elections, claims for benefits and any other duties concerning the day-to-day operation of this Plan. The Compensation Committee and/or the Administrative Committee shall have discretion to delegate to the Designee such additional duties as it may determine. The Designee may retain and supervise outside providers, third party administrators, record keepers and professionals (including in-house professionals) to perform any or all of the duties delegated to it hereunder.”
     14. Section 3.05 of the Plan is hereby amended in its entirety to read as follows:
“Indemnification. The Company shall, to the fullest extent permitted by law, indemnify and hold harmless each current and former Director, officer or Employee of the Company (including the heirs, executors, administrators and other personal representatives of such person), and each member of the Compensation Committee and Administrative Committee against any and all direct and indirect liabilities, demands, claims, losses, taxes, costs, and expenses, including, without limitation, reasonable attorney’s fees or other liabilities, demands, claims, losses, taxes, costs, and expenses from such person’s defense if the Company (or any related entity) fails to provide such defense, which arise at any time during and/or after the period in which such person is or was acting or failing to act with regard to the administration or operation of the Plan, and which arise out of, relate to, or result from any action, inaction, or conduct attributable to such person, which action, inaction, or conduct occurs in whole or in part during the period in which such person is or was acting or failing to act with regard to the Plan; provided, however, that: (i) such person will not be indemnified or held harmless at any time if his or her actions, inactions, or conduct arise out of, relate to, or result from his or her gross negligence, bad faith, willful misconduct, or otherwise willful violation of the law, including, without limitation, a breach of fiduciary duty under ERISA, insofar as such breach of fiduciary duty consists of gross negligence, bad faith, willful misconduct or otherwise willful violation of the law; and (ii) such person promptly notifies the General Counsel of the Company of any claim, suit, action, or proceeding involving this Plan; and (iii) such person fully cooperates in the defense of any such claim, suit, action, or proceeding, and gives the Company (or its authorized delegate) sole and exclusive authority to act on his or her behalf in the event of any such claim, suit, action, or proceeding arising out of, relating to, or resulting from his or her action, inaction, or conduct while serving this Plan.”
     15. Section 3.06 of the Plan is hereby amended in its entirety to read as follows:
“Expenses. Any expense incurred by the Company, the Compensation Committee, or the Administrative Committee relative to the administration of this Plan shall be borne by the Company and may be deducted from the Deferral and Matching Contribution Accounts of the Participants, as determined by the Compensation Committee and/or the Administrative Committee, each in its sole and absolute discretion.”
     16. Section 4.03 of the Plan is hereby amended in its entirety to read as follows:

“Review Procedure. The claimant may, within 90 days after the denial of a claim submitted hereunder, submit in writing to the Administrative Committee a notice that the claimant contests the denial of his or her claim and desires a further review. The Administrative Committee shall authorize the claimant to review pertinent documents and submit issues and comments to it relating to the claim, and shall review the claim at its next regularly scheduled meeting.”
     17. Section 4.04 of the Plan is hereby amended in its entirety to read as follows:
“Review of Appeal. The Administrative Committee will render a final decision on a claim submitted hereunder and contested with specific reasons therefore in writing and will transmit it to the claimant within 60 days of the next regularly scheduled Administrative Committee meeting following written request for review, unless the Chairperson of the Administrative Committee determines that additional time, not exceeding 60 days, is needed, and so notifies the Participant.”
     18. Section 6.03 of the Plan is hereby amended in its entirety to read as follows:
“Election Procedures. Eligible Employees who wish to make a Deferral must do so for each applicable Plan Year under the terms of the Plan. However, an election to defer until Retirement will remain in effect until modified or terminated as provided in Section 6.04 hereof. Future Deferrals will be terminated automatically for any Participant who is deemed by the Administrative Committee to no longer be eligible for participation in the Plan and there will be no acceleration of the distribution of such a Participant’s vested account balance as a result of cessation of eligibility to participate. For purposes of this Article VI, a Participant’s election made for the Plan Year beginning on or after January 1, 2005 to defer a portion of his or her Bonus shall apply to the Bonus earned in the following Plan Year and otherwise payable in the second Plan Year following the year in which the deferral election was made. Consistent with the above, the Administrative Committee may establish rules and procedures governing when a Deferral will be effective and what Compensation will be deferred by the Deferral, provided that such rules and procedures are not more permissive or inconsistent with the terms and provisions of the Plan and are consistent with the provisions of Code Section 409A and the regulations and guidance promulgated thereunder.”
     19. Section 6.04 of the Plan is hereby amended in its entirety to read as follows:
“Modification or Revocation of Election by Participant. Subject to the provisions of this section and Section 6.05, all Deferrals hereunder are irrevocable. A Participant may not increase or decrease the amount of his or her Deferrals during a Plan Year. Elections to increase or decrease Deferrals of future Eligible Compensation must be made between November 16 and December 15 of any year to be effective on January 1 of the next Plan Year. In the event a Participant has an unforeseeable emergency in accordance with Section 8.08 or receives a hardship withdrawal under the terms of the Live Nation, Inc. 401(k) Savings Plan (or another 401(k) plan maintained by the Company or one of its subsidiaries or affiliates), such Participant may discontinue future Deferrals during any Plan Year under the Plan by completing and submitting a revised Participation Agreement or Director’s Deferral Election Form, as the case may be. If such election is made on or before the 15th day of any calendar month, discontinuance shall take effect as of the first day of the following month. If such election is made after the 15th day of any calendar month, discontinuance shall take effect as of the first day of the second month following such election. If a Participant discontinues a Base Salary and Commission Deferral during a Plan Year, he will not be permitted to again elect to make any Base Salary and Commission Deferrals under the Plan until the beginning of the next Plan Year following the Plan Year in which such discontinuance was made.”
     20. Section 7.04 of the Plan is hereby amended in its entirety to read as follows:
“Valuation of Accounts. The Deferral and Matching Contribution Accounts are bookkeeping accounts, the value of which shall be based upon the performance of Hypothetical Investment Benchmarks designated by the Participant from a group of Hypothetical Investment Benchmarks selected by the Administrative Committee in its sole and absolute discretion. Any and all dividends interest and other distributions paid with respect to a Hypothetical Investment Benchmark will be deemed to be immediately reinvested in such Hypothetical Investment Benchmark. Notwithstanding the foregoing, the terms of this Plan place no obligation upon the Company or the Administrative Committee to invest or to continue to invest any portion of the amounts in the Participant’s Deferral and Matching Contribution Accounts, to invest in or to continue to invest in any specific asset, to liquidate any particular investment, or to apply in any specific manner the proceeds from the sale, liquidation, or maturity of any particular investment on a pre-tax basis. It is understood and agreed that neither the Company nor the Administrative Committee assumes any risk of any decrease in the value of any investments or the Participant’s Deferral and Matching Contribution Accounts, and the Company’s sole obligations are to maintain the Participant’s Deferral and Matching Contribution Accounts and make payments to the Participant as herein provided.”
     21. Section 7.05(a) of the Plan is hereby amended in its entirety to read as follows:
“Each Participant shall be entitled to direct the manner in which his or her Deferral and Matching Contribution Accounts will be deemed to be invested, by selecting from among the Hypothetical Investment Benchmarks designated by the Administrative Committee in its sole and absolute discretion from time to time and specified in the Participant Agreement or the Director’s Deferral Election Form, as the case may be, in accordance with such rules, regulations and procedures as the Administrative Committee may establish from time to time.

Notwithstanding anything to the contrary herein, earnings and losses based on a Participant’s Hypothetical Investment Benchmarks investment elections shall begin to accrue as of the date such Participant’s Deferrals and Matching Contributions are credited to his/her Deferral and Matching Contribution Accounts. A designation of Hypothetical Investment Benchmark shall continue in effect unless and until amended with the submission of a new designation in accordance with Section 7.05(b) herein. Each successive designation of Hypothetical Investment Benchmarks for a Participant’s Deferral and Matching Contribution Accounts established in any particular Plan Year may be applicable to either future contributions to or the cumulative balance of a Deferral Account balance, or to both, at the election of the Participant.”
     22. Section 7.05(d) of the Plan is hereby amended in its entirety to read as follows:
“(i) Effective as of December 21, 2005, subject to Section 7.05(d)(v), the Hypothetical Investment Benchmarks available for Deferral and Matching Contribution Accounts from time to time may include a ‘Clear Channel Communications, Inc. Share Fund’ and/or a ‘Live Nation, Inc. Share Fund,’ which shall consist of deemed investments in shares of Common Stock, as applicable. Deferrals that were historically deemed to be invested in either of such share funds shall be converted into Share Units based upon the Fair Market Value of the applicable Common Stock as of the date(s) the Deferrals or Matching Contributions were credited to the Participant’s Deferral or Matching Contribution Account, as applicable. The portion of any Deferral or Matching Contribution Account that was invested in either or both of the share funds shall be credited with additional Share Units of Common Stock with respect to cash dividends, if any, paid on the applicable Common Stock as of the payment date of such dividend.
(ii) When a reallocation among Hypothetical Investment Benchmarks or a distribution of all or a portion of a Participant’s Deferral or Matching Contribution Account that is invested in the Clear Channel Communications, Inc. Share Fund and/or, effective as of December 21, 2005, the Live Nation, Inc. Share Fund is to be made, the balance of such share fund allocation shall be determined by dividing the Fair Market Value of one share of the applicable Common Stock on the most recent Valuation Date preceding the date of such reallocation or distribution into the number of Share Units to be reallocated or distributed. Deferral amounts for which either of the share funds were selected as a Hypothetical Investment Benchmark shall be distributed in the form of cash having a value equal to the Deferral or Matching Contribution balance allocated to the applicable share fund divided by the Fair Market Value of one share of Common Stock on the Valuation Date.
(iii) In the event of a stock dividend, split-up or combination of the applicable Common Stock, merger, consolidation, reorganization, re-capitalization, or other change in the corporate structure or capitalization affecting the applicable Common Stock, such that an adjustment is determined by the Administrative Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Administrative

Committee may make appropriate adjustments to the number of deemed shares of Common Stock credited to any Deferral or Matching Contribution Account. The determination of the Administrative Committee as to such adjustments, if any, shall be binding and conclusive.
(iv) Notwithstanding any other provision of this Plan, the Company shall adopt such procedures as it may determine are necessary to ensure that with respect to any Participant who is actually or potentially subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, the crediting of deemed shares to such Participant’s Deferral or Matching Contribution Account is not deemed to be a non-exempt purchase for purposes of such Section 16(b), including without limitation requiring that no shares of Common Stock or cash relating to such deemed shares may be distributed for six months after being credited to such Deferral or Matching Contribution Account.
(v) Prior to the spin-off of the Company on December 21, 2005, the Hypothetical Investment Benchmarks available for Deferral and Matching Contributions included a ‘Clear Channel Communications, Inc. Share Fund.’ As a result of the spin-off of the Company, effective as of December 21, 2005, the Hypothetical Investment Benchmarks included both the Clear Channel Communications, Inc. Share Fund and the Live Nation, Inc. Share Fund. Each such share fund is held as a wasting investment fund to be sold as directed by Participants. The Clear Channel Communications, Inc. Share Fund shall no longer be a Hypothetical Investment Benchmark as of December 18, 2006.”
     23. Section 10.01 of the Plan is hereby amended in its entirety to read as follows:
“Amendment. The Board reserves the right to amend this Plan from time to time in whole or in part; provided, however, that no such amendment may reduce, or relieve the Company of any obligation with respect to the balance of any Deferral and Matching Contribution Accounts maintained under this Plan as accrued at the time of such amendment, nor shall any amendment otherwise have a retroactive effect, without the written consent of the affected Participant or Beneficiary, as the case may be.
Notwithstanding the preceding sentence, the duly appointed delegate of the Board may approve amendments to the Plan, with or without prior approval or subsequent ratification by the Board of Directors, if the amendment:
(i)	is required to bring the Plan into compliance with applicable law:

(ii)	is designed to facilitate administration of the Plan or to improve the operation of the Plan;

(iii)	does not materially change the benefits provided under the Plan (except as required by a change in applicable law); or

(iv)	does not materially increase the costs of the Plan.”

     24. Section 12.03 of the Plan is hereby amended in its entirety to read as follows:
“Governing Law. The validity, interpretation, construction and performance of this Plan shall in all respects be governed by the laws of the State of California, without reference to principles of conflict of law, except to the extent preempted by federal law.”
     25. Section 12.07 of the Plan is hereby amended in its entirety to read as follows:
“If a Participant or Beneficiary is declared an incompetent or is a minor or a conservator, guardian, or other person legally charged with his or her care has been appointed, any benefits to which such Participant or Beneficiary is entitled will be payable to such conservator, guardian, or other person legally charged with his or her care. The decision of the Administrative Committee in such matters will be final, binding and conclusive upon the Company and upon each Participant, Beneficiary and every other person or party interested or concerned. The Company, the Compensation Committee, and the Administrative Committee will not be under any duty to see to the proper application of such payments.”

     26. Except as otherwise provided in this Amendment No. 1, all other terms and conditions of the Plan shall continue in full force and effect.
     IN WITNESS WHEREOF, Live Nation, Inc., by its duly authorized representative, has caused this Amendment to be executed as of the 7th day of December, 2006.

Live Nation, Inc.
By:	/s/ Michael Rowles
Michael Rowles
Its:	Executive Vice President and General Counsel

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